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               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                                    FORM 4

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(h) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

     King Street Capital Management, L.L.C.
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   (Last)                           (First)                (Middle)

     909 Third Avenue, 30th Floor
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                                    (Street)

     New York                          N.Y.                 10022
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   (City)                            (State)               (Zip)

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2.   Issuer Name and Ticker or Trading Symbol

     Pacific Gas & Electric & Co. (PCG)

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3.   I.R.S. Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Statement for Month/Day/Year

     March 14, 2003

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5.   If Amendment, Date of Original (Month/Day/Year)


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6.   Relationship of Reporting Person(s) to Issuer (Check all applicable)

     [_] Director                                     [X] 10% Owner
     [_] Officer (give title below)                   [_] Other (specify below)


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7.   Individual or Joint/Group Filing (Check applicable line)

     [_]  Form Filed by One Reporting Person
     [X]  Form Filed by More than One Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
===============================================================================


                                                                                                 5.
                                                                                                 Amount         6.
                                                                 4.                              of Securities  Owner-
                                                                 Securities Acquired (A) or      Beneficially   ship
                                       2A. Deemed   3.           Disposed of (D)                 Owned          Form:     7.
                         2.            Execution    Transaction  (Instr. 3, 4 and 5)             Following      Direct    Nature of
                         Transaction   Date,        Code         ------------------------------- Reported       (D) or    Indirect
1.                       Date          if any       (Instr. 8)                   (A)             Transaction(s) Indirect  Beneficial
Title of Security        (mm/dd/yy)    (mm/dd/yy)   ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                                          Code     V                   (D)             and 4)         (Instr.4) (Instr. 4)

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
Class Y 6.57%
Preferred Stock          3/14/2003                   P                56,525     A      $25.75                  I         KSC L.P.
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Class Y 6.57%
Preferred Stock          3/14/2003                   P               104,975     A     $25.75                   I         KSC Ltd.
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                                                                                       123,985  Series A 6.0% Pref'd Stock(1)(2)
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                                                                                       282,015  Series A 6.0% Pref'd Stock(1)(3)
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                                                                                        60,410  Series B 5.5% Pref'd Stock(1)(2)
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                                                                                       112,490  Series B 5.5% Pref'd Stock(1)(3)
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                                                                                        25,670  Series D 5.0% Pref'd Stock(1)(2)
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                                                                                        57,330  Series D 5.0% Pref'd Stock(1)(3)
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                                                                                        64,890  Series E 5.0% Pref'd Stock(1)(2)
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                                                                                       120,610  Series E 5.0% Pref'd Stock(1)(3)
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                                                                                        26,880  Series G 4.8% Pref'd Stock(1)(2)
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                                                                                        49,920  Series G 4.8% Pref'd Stock(1)(3)
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                                                                                        32,200  Series I 4.36% Pref'd Stock(1)(2)
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                                                                                        59,800  Series I 4.36% Pref'd Stock(1)(3)
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                                                                                        56,910  Series U 7.04% Pref'd Stock(1)(2)
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                                                                                       106,490  Series U 7.04% Pref'd Stock(1)(3)
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                                                                                       181,580  Series Y 6.57% Pref'd Stock(1)(2)
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                                                                                       337,220  Series Y 6.57% Pref'd Stock(1)(3)
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                                                                                        77,280  Series Z 6.3% Pref'd Stock(1)(2)
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                                                                                       143,520  Series Z 6.3% Pref'd Stock(1)(3)
====================================================================================================================================

                            (Print or Type Response)
(Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

===============================================================================


                                                                                                          9.         10.
                                                                                                          Number     Owner-
                                                                                                          of         ship
                                                                                                          Deriv-     Form
             2.                                                                                           ative      of
             Conver-                             5.                             7.                        Secur-     Deriv-  11.
             sion                                Number of                      Title and Amount          ities      ative   Nature
             or                                  Derivative    6.               of Underlying     8.      Bene-      Secur-  of
             Exer-                      4.       Securities    Date             Securities        Price   ficially   ity:    In-
             cise   3.       3A.        Trans-   Acquired (A)  Exercisable and  (Instr. 3 and 4)  of      Owned      Direct  direct
             Price  Trans-   Deemed     action   or Disposed   Expiration Date  ----------------  Deriv-  Following  (D) or  Bene-
1.           of     action   Execution  Code     of(D)         (Month/Day/Year)           Amount  ative   Reported   In-     ficial
Title of     Deriv- Date     Date,      (Instr.  (Instr. 3,    ----------------           or      Secur-  Trans-     direct  Owner-
Derivative   ative  (mm/dd/  if any     8)       4 and 5)      Date     Expira-           Number  ity     action(s)  (I)     ship
Security     Secur- yy)      (mm/dd/    ------   ------------  Exer-    tion              of      (Instr. (Instr.    (Instr. Instr.
(Instr. 3)   ity             yy)        Code V   (A)    (D)    cisable  Date    Title     Shares  5)      4)         4)      4)

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


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====================================================================================================================================

Explanation of Responses:
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

(1) Each of the reporting person and the joint filers disclaims beneficial ownership of the reported securities except to the extent of his or its pecuniary interest therein, and this report shall not be deemed an admission that the reporting person or any joint filer is the beneficial owner of the securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended or for any other purpose.

(2) These securities are owned by King Street Capital, L.P. King Street Capital Management, L.L.C. has been delegated investment advisory responsibilities by King Street Advisors, L.L.C., the general partner of King Street Capital, L.P. O. Francis Biondi, Jr. and Brian Higgins are the managing members of King Street Capital Management, L.L.C.

(3) These securities are owned by King Street Capital, Ltd. King Street Capital Management, L.L.C. is the investment adviser to King Street Capital, Ltd. O. Francis Biondi, Jr. and Brian Higgins are the managing members of the investment adviser.


     King Street Capital Management, L.L.C.
     Reporting Person

By:  O. Francis Biondi, Jr.
     Managing Member

     /s/ O. Francis Biondi, Jr.                        March 18, 2003
--------------------------------------            ----------------------
   **Signature of Reporting Person                         Date


*    If the Form is filed by more than one Reporting Person, see Instruction
     5(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                                                                         Page 2

Joint Filing Information


Name: Brian J. Higgins


Address:    909 Third Avenue
            30th Floor
            New York, New York 10022

Designated Filer:        King Street Capital Management, L.L.C.


Issuer & Ticker Symbol:  Pacific Gas & Electric Company (PCG)


Date of Event Requiring Filing:         March 14, 2003


Signature:  /s/ Brian J. Higgins
            ---------------------
                 Brian J. Higgins

Joint Filing Information


Name: O. Francis Biondi, Jr.


Address:    909 Third Avenue
            30th Floor
            New York, New York 10022

Designated Filer:        King Street Capital Management, L.L.C.


Issuer & Ticker Symbol:  Pacific Gas & Electric Company (PCG)


Date of Event Requiring Filing:         March 14, 2003


Signature:  /s/ O. Francis Biondi, Jr.
           ---------------------------
                O. Francis Biondi, Jr.




03853.0002 #392218